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                                                                     EXHIBIT 99a


                                                      CONTACT:  MEDIA INQUIRIES
                                                                 Krista McClure
                                                                 (248) 435-7115
                                                krista.mcclure@arvinmeritor.com

                                                             INVESTOR INQUIRIES
                                                                  Alice McGuire
                                                                 (248) 655-2159
                                                 alice.mcguire@arvinmeritor.com


        ARVINMERITOR NAMES DAVID W. DEVONSHIRE TO THE BOARD OF DIRECTORS
                             EFFECTIVE JULY 22, 2004

     TROY, MICH. (April 21, 2004) - ArvinMeritor Inc. (NYSE:ARM) today announced that David W. Devonshire, executive vice president and chief financial officer for Motorola, Inc., has been elected to the ArvinMeritor Board of Directors, effective July 22, 2004. The announcement was made following the company's board meeting held at corporate headquarters in Troy, Mich. Motorola is a global leader in providing integrated communications and embedded electronic solutions.

     "Dave will be a great asset to the ArvinMeritor team," said Chairman and CEO Larry Yost. "He has extensive experience in sound fiscal leadership, as well as an astute sense of business. We're fortunate to have him with us."
     Before joining Motorola in 2002, Devonshire was executive vice president and chief financial officer for Ingersoll-Rand, a leading diversified industrial firm. For five years before that, he served as senior vice president and chief financial officer for Owens Corning. Devonshire began his career with KPMG in 1968, followed by financial positions with Baxter International, Inc. and Mead Corporation. After that, he joined Honeywell as corporate vice president and controller, a position he held for two years, before being named the firm's corporate vice president of finance in 1992.

     Devonshire serves on the Boards of Roper Industries and the Private Sector Council, as well as on the advisory board of CFO Magazine. With a Bachelor of Science


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degree in accounting from the Widener University in Pennsylvania, Devonshire holds an MBA from the Kellogg School of Management at Northwestern University in Chicago.

     ArvinMeritor, Inc. is a premier $8-billion global supplier of a broad range of integrated systems, modules and components to the motor vehicle industry. The company serves light vehicle, commercial truck, trailer and specialty original equipment manufacturers and related aftermarkets. Headquartered in Troy, Mich., ArvinMeritor employs approximately 32,000 people at more than 150 manufacturing facilities in 27 countries. ArvinMeritor common stock is traded on the New York Stock Exchange under the ticker symbol ARM. For more information, visit the company's Web site at: www.arvinmeritor.com.

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